Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Fourth Quarter 2016 Earnings of $0.40 Per Share

Columbia, MD. February 28, 2017. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2016.
Overview of Fourth Quarter 2016 Results:

•	Revenue of $127.3 million for fourth quarter of 2016 compared to $126.4 million for fourth quarter of 2015

•	Gross profit of $21.9 million for fourth quarter of 2016 compared to $22.4 million for fourth quarter of 2015

•	Earnings of $0.40 per share for fourth quarter of 2016 compared to $0.37 per share for fourth quarter of 2015

The Company’s revenue increased $0.9 million or 1% during the fourth quarter of 2016 compared to the fourth quarter of 2015. The Company reported revenue increases in three out of its four segments due to both organic growth and acquisitions. This revenue growth was mostly offset by a continued decline in the Professional & Technical Services segment. In addition, foreign currency exchange rate declines resulted in a $5.4 million decrease in U.S. dollar reported revenue during the fourth quarter of 2016.

Operating income decreased $0.6 million to $9.5 million for the fourth quarter of 2016 from $10.1 million for the fourth quarter of 2015. The decrease was primarily due to a $0.5 million decline in gross profit and a $0.5 million increase in SG&A expenses, partially offset by a $0.4 million decrease in restructuring charges incurred in the fourth quarter of 2015 which did not recur in 2016. SG&A expenses for the fourth quarter of 2016 included $0.3 million of legal expenses related to a recently completed acquisition.

Income before income taxes decreased to $8.4 million for the fourth quarter of 2016 from $9.6 million for the fourth quarter of 2015. Foreign currency exchange rate fluctuations adversely impacted year over year U.S. dollar reported pre-tax income by $0.5 million during the fourth quarter of 2016. In addition, other expense for the fourth quarter of 2016 includes $0.5 million of foreign currency transaction losses. When combined with the translation impact on income, foreign currency rate changes adversely impacted pre-tax income by a total of $1.0 million.

Income tax expense decreased $1.6 million or 48.2% during the fourth quarter of 2016 primarily due to a change in the mix of taxable income from higher taxing jurisdictions to lower taxing jurisdictions. Net income was $6.7 million, or $0.40 per diluted share, for the fourth quarter of 2016 compared to $6.3 million, or $0.37 per diluted share, for the fourth quarter of 2015.

"Fourth quarter 2016 revenue increased despite the $5.4 million impact of foreign currency exchange rate declines," stated Scott N. Greenberg, Chief Executive Officer. "This reflects increased revenue in three of our four operating segments with particularly strong growth in Learning Solutions which grew revenue to $55.0 million during the fourth quarter of 2016 from $52.6 million in 2015, despite a $3.9 million negative effect of foreign currency. While we have continued to see a year over year downturn in our Professional & Technical Services segment, its revenue has stabilized on a sequential quarterly basis. In addition, we recently completed the acquisition of McKinney Rogers, giving GP Strategies further inroads to assist clients at the C-suite level execute their business strategies."

Balance Sheet and Cash Flow Highlights
As of December 31, 2016, the Company had cash and cash equivalents of $16.3 million compared to $21.0 million as of December 31, 2015. As of December 31, 2016, the Company had long-term debt outstanding of $40.0 million. In addition, the Company had $17.7 million of short-term borrowings outstanding and $76.6 million of available borrowings under its line of credit as of December 31, 2016.

Cash provided by operating activities was $18.1 million for the year ended December 31, 2016 compared to $25.6 million for the year ended December 31, 2015. During the year ended December 31, 2016, the Company repurchased approximately 340,000 shares of its common stock in the open market for a total cost of approximately $8.0 million. As of December 31, 2016, there was approximately $6.1 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on February 28, 2017. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-926-4420 or 212-231-2911, using conference ID number 21847036. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 28th, until 12:00 p.m. on March 14th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21847036. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2016	2015	2016	2015

Revenue	$127,283	$126,431	$490,559	$490,280
Cost of revenue	105,401	104,019	410,402	408,288
Gross profit	21,882	22,412	80,157	81,992
Selling, general and administrative expenses	12,352	11,889	48,597	47,748
Restructuring charges	—	356	—	1,551
Loss on change in fair value of contingent consideration, net	(62)	(57)	(136)	(371)
Operating income	9,468	10,110	31,424	32,322
Interest expense	598	370	1,568	1,381
Other income (expense)	(423)	(177)	178	(1,318)
Income before income tax expense	8,447	9,563	30,034	29,623
Income tax expense	1,715	3,311	9,787	10,834
Net income	$6,732	$6,252	$20,247	$18,789

Basic weighted average shares outstanding	16,705	16,988	16,696	17,110
Diluted weighted average shares outstanding	16,820	17,119	16,791	17,264
Per common share data:
Basic earnings per share	$0.40	$0.37	$1.21	$1.10
Diluted earnings per share	$0.40	$0.37	$1.21	$1.09

Other data:
EBITDA(1)	$10,538	$11,784	$38,064	$38,869

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2016	2015	2016	2015
Revenue by segment:
Learning Solutions	$55,007	$52,576	$208,998	$207,039
Professional & Technical Services	24,943	28,775	101,907	119,092
Sandy Training & Marketing	25,958	25,524	101,768	87,567
Performance Readiness Solutions	21,375	19,556	77,886	76,582
Total revenue	$127,283	$126,431	$490,559	$490,280

Gross profit by segment:
Learning Solutions	$9,882	$9,681	$38,954	$36,223
Professional & Technical Services	4,217	5,852	15,803	23,621
Sandy Training & Marketing	4,281	3,448	14,181	11,321
Performance Readiness Solutions	3,502	3,431	11,219	10,827
Total gross profit	$21,882	$22,412	$80,157	$81,992

Supplemental Cash Flow Information:
Net cash provided by operating activities	$6,179	$16,026	$18,077	$25,554
Capital expenditures	(218)	(526)	(1,402)	(2,357)
Free cash flow	$5,961	$15,500	$16,675	$23,197

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (1)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2016	2015	2016	2015
Net income	$6,732	$6,252	$20,247	$18,789
Interest expense	598	370	1,568	1,381
Income tax expense	1,715	3,311	9,787	10,834
Depreciation and amortization	1,493	1,851	6,462	7,865
EBITDA	$10,538	$11,784	$38,064	$38,869

(1)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$16,346	$21,030
Accounts and other receivables	105,549	90,912
Costs and estimated earnings in excess of billings on uncompleted contracts	39,318	46,061
Prepaid expenses and other current assets	11,481	9,173
Total current assets	172,694	167,176
Property, plant and equipment, net	4,547	6,245
Goodwill and other intangibles, net	133,597	128,196
Other assets	4,763	1,352
Total assets	$315,601	$302,969

Current liabilities:
Short-term borrowings	$17,694	$34,084
Current portion of long-term debt	12,000	13,333
Accounts payable and accrued expenses	64,596	61,071
Billings in excess of costs and estimated earnings on uncompleted contracts	18,545	18,366
Total current liabilities	112,835	126,854
Long-term debt	28,000	11,111
Other noncurrent liabilities	7,270	6,660
Total liabilities	148,105	144,625
Total stockholders’ equity	167,496	158,344
Total liabilities and stockholders’ equity	$315,601	$302,969

© 2017 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925